                                                                     EXHIBIT 4.1


                 AMENDED AND RESTATED COMMON STOCK AND WARRANT

                               PURCHASE AGREEMENT




                                October 28, 1999

                               TABLE OF CONTENTS

                                                                             Page
 1. Purchase and Sale of the Common Shares and the Warrants..................  2
    1.1  Sale and Issuance of Common Shares and the Warrants.................  2
    1.2  Closing.............................................................  2

 2. Representations and Warranties of the Company............................  2
    2.1  Organization, Good Standing and Qualification.......................  2
    2.2  Authorization.......................................................  3
    2.3  Governmental Consents...............................................  3
    2.4  Valid Issuance of Common Shares and Warrants........................  3
    2.5  Offering............................................................  3
    2.6  Litigation..........................................................  4
    2.7  SEC Filings.........................................................  4
    2.8  Capitalization......................................................  4
    2.9  Intellectual Property...............................................  5
    2.10  Changes............................................................  5
    2.11  Compliance with Other Instruments..................................  5
    2.12  HSR Act Compliance.................................................  6

 3. Representations and Warranties of the Investors..........................  6
    3.1  Authorization.......................................................  6
    3.2  Purchase Entirely for Own Account...................................  6
    3.3  Disclosure of Information...........................................  7
    3.4  Investment Experience...............................................  7
    3.5  Accredited Investor.................................................  7
    3.6  Restricted Securities...............................................  7
    3.7  Further Limitations on Disposition..................................  7
    3.8  Legends.............................................................  8
    3.9  HSR Act Compliance..................................................  8

 4. Conditions of Investors' Obligations at Closing..........................  8
    4.1  Representations and Warranties......................................  8
    4.2  Performance.........................................................  8
    4.3  Qualifications......................................................  8
    4.4  Consents, Permits and Waivers.......................................  9
    4.5  Reservation of Warrant Shares.......................................  9
    4.6  Compliance Certificate..............................................  9
    4.7  Proceedings and Documents...........................................  9
    4.8  Registration Rights Agreement.......................................  9
    4.9  Escrow Agreement....................................................  9
    4.10  Lock-Up Agreement..................................................  9
    4.11  Board of Directors.................................................  9
    4.12  Opinion of Company Counsel.........................................  9

 5. Conditions of the Company's Obligations at Closing......................   9
    5.1  Representations and Warranties.....................................  10
    5.2  Payment of Original Purchase Price.................................  10
    5.3  Qualifications.....................................................  10

 6. Miscellaneous...........................................................  10
    6.1  Survival of Warranties.............................................  10
    6.2  Successors and Assigns.............................................  10
    6.3  Governing Law......................................................  10
    6.4  Counterparts.......................................................  10
    6.5  Titles and Subtitles...............................................  10
    6.6  Notices............................................................  11
    6.7  Finder's Fee.......................................................  11
    6.8  Expenses...........................................................  11
    6.9  Amendments and Waivers.............................................  11
    6.10  Severability......................................................  11
    6.11  Corporate Securities Law..........................................  12
    6.12  Entire Agreement..................................................  12

SCHEDULE A    Schedule of Investors

EXHIBIT A     Form of Warrant
EXHIBIT B     Registration Rights Agreement
EXHIBIT C     Lock-Up Agreement
EXHIBIT D     Escrow Agreement
EXHIBIT E     Opinion of Counsel for the Company

                               FATBRAIN.COM, INC.

        AMENDED AND RESTATED COMMON STOCK AND WARRANT PURCHASE AGREEMENT


     THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT is made as of the 28th day of October, 1999, by and among Fatbrain.com, Inc., a Delaware corporation (the "Company"), and the investors, severally and not jointly, listed on Schedule A hereto, each of which is herein referred to as an "Investor."

     WHEREAS, the Company and Vulcan Ventures Incorporated ("Vulcan") have entered into that certain Warrant and Common Stock Purchase Agreement dated October 17, 1999 (the "Prior Agreement");

     WHEREAS, the Prior Agreement provided for an additional investor;

     WHEREAS, the Company and Vulcan now wish to terminate the Prior Agreement and replace it in its entirety with the following;

     WHEREAS, the Company desires to sell, and the Investors desire to purchase, up to 1,437,470 shares of the Company's Common Stock (the "Common Shares") at a price per share equal to Twenty Dollars and Eighty-Seven Cents ($20.87) (the "Original Purchase Price");

     WHEREAS, the Company desires to sell, and the Investors desire to purchase at a per share purchase price of $0.001, warrants, in the form attached hereto as Exhibit A (the "Warrants"), to purchase up to 431,241 shares of the Company's Common Stock (the "Warrant Shares") and with an exercise price equal to Twenty Six Dollars and Nine Cents ($26.09), all as set forth on Schedule A hereto;

     WHEREAS, in connection with the purchase and sale of the Common Shares, the Company and the Investors wish to enter into a Registration Rights Agreement in the form of Exhibit B hereto (the "Registration Rights Agreement") providing the Investors with certain registration rights;

     WHEREAS, in connection with the purchase and sale of the Common Shares, the Investors and the Company wish to enter into a Lock-Up Agreement in the form of Exhibit C hereto (the "Lock-Up Agreement") with certain directors, executive officers and other five percent (5%) or greater stockholders of the Company; and

     WHEREAS, concurrent with the execution and delivery of this Agreement, the Company and Vulcan are entering into an Escrow Agreement in substantially the form of Exhibit D hereto (the "Escrow Agreement") providing for the payment and delivery of Vulcan's Common Shares and Warrants at the Closing (as defined below), it being understood by the Company and Vulcan that the Escrow Agreement is subject to change based upon comments received by the escrow agent thereunder.

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of the Common Shares and the Warrants.

     1.1  Sale and Issuance of the Common Shares and the Warrants.

          (a) On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of the Common Shares,
(ii) the sale and issuance to the Investors of the Warrants and (iii) the issuance of the Warrant Shares to be issued upon exercise of the Warrants.

          (b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of Common Shares set forth opposite such Investor's name on Schedule A hereto for the Original Purchase Price set forth opposite such Investor's name on Schedule A hereto.

          (c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, a Warrant to purchase that number of shares of the Company's Common Stock as is set forth opposite such Investor's name on Schedule A hereto, for the purchase price set forth opposite such Investor's name on Schedule A hereto. The Company and each Investor agrees, severally and not jointly, that as of the date hereof the purchase price of the Warrants is equal to the fair market value of such warrants.

     1.2 Closing. The purchase and sale of the Common Shares and the Warrants shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, at 10:00 A.M. on the fifth business day after the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), or at such other time and place as the Company and Investors acquiring in the aggregate more than half of the Common Shares and the Common Stock issuable or issued upon exercise of the Warrants mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor (a) a certificate representing the Common Shares that such Investor is purchasing and (b) a Warrant to purchase that number of shares of the Company's Common Stock as set forth in Section 1.1(c) above, against payment of the Original Purchase Price therefor by wire transfer from the Investors, and with respect to Vulcan pursuant to the terms of the Escrow Agreement.

     2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that:

     2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the Escrow Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Shares and the Warrants being sold hereunder and the Warrant Shares issuable upon conversion of the Warrants has been taken or will be taken prior to the Closing, and this Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the Escrow Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws. The sale of the Common Shares, the Warrants and the Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

     2.3 Governmental Consents. Except as may be required under the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, other than
(i) compliance with the Securities Act of 1933, as amended (the "Act") and (ii) such filings as may be required to be made with the National Association of Securities Dealers, Inc.

     2.4 Valid Issuance of Common Shares and Warrants. The Common Shares and the Warrants that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of the Warrants purchased under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws.

     2.5 Offering. Subject in part to the truth and accuracy of each Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Shares, the Warrants and the Warrant Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.6 Litigation. Except as disclosed in the SEC Filings (as defined below),
(i) there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, the Registration Rights Agreement, the Lock-Up Agreement or the Escrow Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened in writing against the Company, or against any executive officer or director of the Company which might result, either individually or in the aggregate, in any material adverse change in the business, properties, financial condition or operating results of the Company, as such business is presently conducted, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit proceeding or investigation by the Company currently pending or which the Company intends to initiate.

     2.7 SEC Filings. The Company has timely filed all filings with the United States Securities and Exchange Commission (the "SEC") under the Act or under
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or under the rules and regulations promulgated by the SEC (any such filing, an "SEC Filing") required to be filed by the Company pursuant to such acts and no SEC Filing contained, on the date on which such document was filed with the SEC, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in SEC Filings (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     2.8 Capitalization. As of September 30, 1999, the authorized capital stock of the Company consisted of 5,000,000 shares of Preferred Stock, none of which were issued and outstanding, and 50,000,000 shares of Common Stock, 11,379,735 shares of which were issued and outstanding (the "Preferred Stock" and the "Common Stock" are collectively referred to herein as the "Capital Stock"). An additional 300,000 shares of Common Stock are reserved for future issuance to employees pursuant to the Company's Employee Stock Purchase Plan and an additional 3,889,910 shares of Common Stock are reserved for future issuance to employees pursuant to the Company's 1998 Omnibus Equity Incentive Plan, 1,627,941 shares of which are currently subject to outstanding options. All of the issued and outstanding shares of Capital Stock have been duly authorized, validly issued and are fully paid and nonassessable. There has been no material change in the capitalization of the Company from September 30, 1999 to the date of this Agreement. Other than as set forth in the Company's SEC Filings, warrants to purchase 50,000 shares of the Company's Common Stock, and except as may be granted under this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

     2.9 Intellectual Property. Except as disclosed in the SEC Filings, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. Other than as disclosed in the SEC Filings, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the other agreements contemplated hereby, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

     2.10 Changes. Since the date of the Company's last quarterly report filed on Form 10-QSB with the SEC, there has not been, to the Company's knowledge, any material change in the assets, liabilities, financial condition or operations of the Company from that reflected in the financial statements included in such SEC Filing, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company, or any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

     2.11 Compliance with Other Instruments. The Company is not in violation or default of any term of its Amended and Restated Certificate of Incorporation or Bylaws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of and compliance with this Agreement and the other agreements contemplated hereby, and the issuance and sale of the Common Shares, the Warrants and the Warrant Shares, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

     2.12 HSR Act Compliance. As applicable, the Company will (i) cause to be prepared and filed as promptly as practicable after the date hereof a Notification and Report Form relating to the transactions contemplated herein with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the HSR Act, in connection with its sale and issuance of the Common Shares and the Warrants hereunder, (ii) not to withdraw the aforementioned Form prior to completion or early termination of the applicable HSR Act waiting period, and (iii) to respond to all requests for further information from the FTC or DOJ as promptly and as completely as is practicable, and otherwise to use commercially reasonable efforts to ensure that its sale and issuance of the Common Shares and the Warrants shall be effected as promptly as practicable after the date hereof and in compliance with the HSR Act.

     3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

     3.1 Authorization. Such Investor has full power and authority to enter into this Agreement, the Registration Rights Agreement, and the Lock-Up Agreement and Vulcan further represents that it has full power and authority to enter into the Escrow Agreement, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

     3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Common Shares and the Warrant to be received by such Investor and the Warrant Shares issuable upon exercise of the Warrant to be received by such Investor (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

     3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Shares and the Warrant. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Shares and the Warrant and the business, properties, prospects and financial condition of the Company.

     3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Shares and the Warrant. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Common Shares and the Warrant.

     3.5 Accredited Investor. Such Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

     3.6 Restricted Securities. Such Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless:

          (a) There is then in effect a Registration Statement under the Act, covering such proposed disposition and such disposition is made in accordance with such Registration Statement;

          (b) Such Securities are sold in compliance with SEC Rule 144 under the Act; or

          (c) Notwithstanding the provisions of Paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership (including limited liability companies and partnerships and their members and partners) or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse.

     3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

          (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

          (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

          (c)  Any legend required by applicable blue sky law.

     3.9 HSR Act Compliance. If required by law, such Investor will (i) cause to be prepared and filed as promptly as practicable after the date hereof a Notification and Report Form relating to the transactions contemplated herein with the FTC and the DOJ under the HSR Act, in connection with its purchase of the Common Shares and the Warrants hereunder, (ii) not to withdraw the aforementioned Form prior to completion or early termination of the applicable HSR Act waiting period, and (iii) to respond to all requests for further information from the FTC or DOJ as promptly and as completely as is practicable, and otherwise to use commercially reasonable efforts to ensure that its purchase of the Common Shares and the Warrants shall be effected as promptly as practicable after the date hereof and in compliance with the HSR Act.

     4. Conditions of Investors' Obligations at Closing. The obligations of each Investor under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

     4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

     4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     4.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing, including the expiration or termination of the applicable waiting period under the HSR Act.

     4.4 Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the consummation of the transactions contemplated by the Agreement and the other agreements contemplated hereby.

     4.5 Reservation of Warrant Shares. The Warrant Shares issuable upon exercise of the Warrants shall have been duly authorized and reserved for issuance upon such exercise.

     4.6 Compliance Certificate. The President and Chief Executive Officer of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1, 4.3. 4.4 and 4.5 have been fulfilled.

     4.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investors' special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     4.8 Registration Rights Agreement. The Company and each Investor shall have entered into the Registration Rights Agreement.

     4.9 Escrow Agreement. The Company and Vulcan shall have entered into the Escrow Agreement. As soon as practicable after the date hereof the Company shall have deposited that number of Common Shares and Warrants being purchased by Vulcan as set forth on Schedule A hereto into escrow pursuant to the terms of the Escrow Agreement, at which time the Vulcan shall deposit the Original Purchase Price into escrow pursuant to the terms thereof.

     4.10 Lock-Up Agreement. The Company, each Investor, and the other persons named in the form of Lock-Up Agreement shall have entered into the Lock-Up Agreement.

     4.11 Board of Directors. As of the Closing, the authorized number of directors shall be eight (8) members, and the Board of Directors shall be comprised of Keith E. Benjamin, Peter Bodine, Diane H. Daggatt, Alan Fisher, Tod Francis, Chris MacAskill, Kim Orumchian and Peter Wendell.

     4.12 Opinion of Company Counsel. Investor shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E.

     5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

     5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

     5.2 Payment of Original Purchase Price. The Investor shall have delivered the Original Purchase Price specified in Section 1.1, and with respect to Vulcan, payment shall be made pursuant to the terms of the Escrow Agreement.

     5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing, including the expiration or termination of the applicable waiting period under the HSR Act.

     6. Miscellaneous.

     6.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

     6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     6.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, deposit with a nationally recognized overnight courier, confirmed facsimile or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address or addresses indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     6.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

     The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     6.8 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however that if the transactions contemplated by this Agreement are completed, then the Company shall reimburse the Investors for the reasonable fees and expenses of a single counsel for the Investors in an amount not to exceed $15,000. In addition, the Company shall reimburse the Investors for all fees incurred in connection with the filings under the HSR Act pursuant to Section 3.9 hereof. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Warrants, the Registration Rights Agreement, the Lock-Up Agreement or the Escrow Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     6.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company and (b) the holders of seventy percent (70%) of the Common Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

     6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     6.11 Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     6.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       FATBRAIN.COM, INC.


                                       By:
                                           ------------------------------------
                                           Chris MacAskill,
                                           President and Chief Executive Officer

                              Address: 2550 Walsh Avenue
                                       Santa Clara, CA  95051


                                       VULCAN VENTURES INCORPORATED


                                       By:
                                           -------------------------------------
                                           William Savoy
                                           President

                              Address: 110 110th Avenue, N.E. Suite 550
                                       Bellevue, WA 98004


                                       HIGHLAND CAPITAL PARTNERS IV
                                       LIMITED PARTNERSHIP

                                       By: Highland Management Partners IV LLC
                                           -------------------------------------


                                       By:
                                           -------------------------------------
                                           Managing Member

                              Address: Two International Place
                                       Boston, MA 02110

                                       HIGHLAND ENTREPRENEURS' FUND IV
                                       LIMITED PARTNERSHIP

                                       By: Highland Entrepreneurs' Fund IV LLC


                                       By:
                                           -------------------------------------
                                           Managing Member

                              Address: Two International Place
                                       Boston, MA 02110

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS

                                                AGGREGATE
                                            ORIGINAL PURCHASE
                                                PRICE OF          NUMBER OF COMMON      PURCHASE PRICE         NUMBER OF
NAME AND ADDRESS                              COMMON SHARES            SHARES             OF WARRANT         WARRANT SHARES
----------------                            -----------------     ----------------      --------------       --------------
Vulcan Ventures Incorporated                $19,999,992.31            958,313              $ 287.49              287,494
110 110th Avenue, N.E. Suite 550
Bellevue, WA 98004

Highland Capital Partners IV                $ 9,600,012.17            459,991              $ 136.56              136,560
Limited Partnership
Two International Place
Boston, MA 02110

Highland Entrepreneurs' Fund IV             $   399,994.42             19,166              $   7.19                7,187
Limited Partnership
Two International Place
Boston, MA 02110
                                            --------------          ---------              --------              -------
TOTAL                                       $29,999,998.90          1,437,470              $ 431.24              431,241
                                            ==============          =========               =======              =======

                                    EXHIBIT A


                                 Form of Warrant

                                    EXHIBIT B


                          Registration Rights Agreement

                                    EXHIBIT C


                                Lock-Up Agreement

                                    EXHIBIT D


                                Escrow Agreement

                                    EXHIBIT E


                       Opinion of Counsel for the Company